EXHIBIT 10.6

PIONEER NATURAL RESOURCES COMPANY

EXECUTIVE DEFERRED COMPENSATION PLAN

(Amended and Restated Effective January 1, 2009)

PIONEER NATURAL RESOURCES COMPANY

EXECUTIVE DEFERRED COMPENSATION PLAN

(Amended and Restated Effective January 1, 2009)

TABLE OF CONTENTS

Page
ARTICLE I. PURPOSE	1
Section 1.1 Purpose of Plan	1
Section 1.2 ERISA Status	1
Section 1.3 Code Section 409A Compliance	1
Section 1.4 Grandfathered Accounts	2
ARTICLE II. DEFINITIONS AND CONSTRUCTION	2
Section 2.1 Definitions	2
Section 2.2 Number and Gender	6
Section 2.3 Headings	6
ARTICLE III. ELIGIBILITY AND PARTICIPATION	6
Section 3.1 Eligibility and Participation.	6
ARTICLE IV. MEMBER ELECTIONS, MATCHING CREDITS, AND COMPANY CREDITS	7
Section 4.1 Member Deferral Election.	7
Section 4.2 Manner and Timing of Member Deferral Elections.	8
Section 4.3 Matching Credits and Company Credits.	10
ARTICLE V. MEMBER ACCOUNTS, VESTING, DEEMED INVESTMENT OF ACCOUNTS	11
Section 5.1 Credits to Member Accounts	11
Section 5.2 Vested Interest	11
Section 5.3 Election of Deemed Investments	11
Section 5.4 Allocation of Net Income or Loss and Changes in Value Among Accounts.	12
Section 5.5 Change in Investment Election	12
Section 5.6 Conversion of Deemed Investments	12
ARTICLE VI. PAYMENT ELECTIONS AND PAYMENT OF BENEFITS	12
Section 6.1 Payment Elections	12
Section 6.2 Payment in the Event of Separation from Service	14
Section 6.3 Payment in the Event of Death	14
Section 6.4 Payment in the Event of a Change in Control	14
Section 6.5 Payment in the Event of an Unforeseeable Emergency.	15
Section 6.6 Amount and Source of Benefit Payments.	16
Section 6.7 Required Six-Month Delay for Specified Employees	16
Section 6.8 Accelerated Payment Under Certain Circumstances	16

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Section 6.9 Delay of Payments Under Certain Circumstances	16
Section 6.10 Unclaimed Benefits	17
ARTICLE VII. ADMINISTRATION OF THE PLAN	17
Section 7.1 Appointment of Plan Administrator	17
Section 7.2 Records and Procedures	17
Section 7.3 Self-Interest of Plan Administrator	17
Section 7.4 Compensation and Bonding	17
Section 7.5 Plan Administrator Powers and Duties	17
Section 7.6 Company to Supply Information	18
Section 7.7 Claims Review	18
Section 7.8 Indemnity	19
ARTICLE VIII. ADMINISTRATION OF TRUST FUND	19
Section 8.1 Payment of Expenses	19
Section 8.2 Trust Fund Property	19
ARTICLE IX. INTENT OF PLAN; NATURE OF TRUST	19
Section 9.1 Intent of Plan	19
Section 9.2 Nature of Trust and Plan	20
ARTICLE X. ADOPTING ENTITIES	20
ARTICLE XI. MISCELLANEOUS	20
Section 11.1 Not Contract of Employment	20
Section 11.2 Alienation of Interest Forbidden	20
Section 11.3 Withholding	21
Section 11.4 Amendment and Termination	21
Section 11.5 Severability	21
Section 11.6 Loans	21
Section 11.7 Governing Laws	21

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PIONEER NATURAL RESOURCES COMPANY

EXECUTIVE DEFERRED COMPENSATION PLAN

(Amended and Restated Effective January 1, 2009)

WITNESSETH:

WHEREAS, PIONEER NATURAL RESOURCES COMPANY (“Pioneer”) heretofore established the PIONEER NATURAL RESOURCES COMPANY DEFERRED COMPENSATION RETIREMENT PLAN (the “Plan”), effective August 8, 1997, for the benefit of its eligible employees and the eligible employees of its participating affiliates;

WHEREAS, the Plan was renamed and amended and restated in its entirety, effective August 1, 2002, as the PIONEER NATURAL RESOURCES COMPANY EXECUTIVE DEFERRED COMPENSATION PLAN;

WHEREAS, Pioneer intends for the Plan to conform to the requirements of Code Section 409A, and has been operating the Plan in substantial compliance with Code Section 409A since January 1, 2005; and

WHEREAS, Pioneer now desires to amend and restate the Plan to document the segregation of benefits earned and vested prior to January 1, 2005, from benefits earned or vested after December 31, 2004, to make certain changes designed to comply with the requirements of Code Section 409A with respect to benefits earned or vested after December 31, 2004, and to make certain other changes.

NOW, THEREFORE, pursuant to the authority reserved in the Compensation Committee pursuant to Section 12.4 of the Plan as in effect on December 31, 2004 (the “Superseded Plan”), the Plan is hereby amended by restatement in its entirety, generally effective as of January 1, 2009, unless specifically stated otherwise herein, to read as follows:

ARTICLE I.  PURPOSE

Section 1.1      Purpose of Plan. The purpose of the Plan is to advance the interests of Pioneer and its Affiliates by attracting and retaining in its employ highly qualified individuals for the successful conduct of its business. Pioneer hopes to accomplish these objectives by helping to provide for the retirement of those employees selected to participate in the Plan.

Section 1.2      ERISA Status. The Plan is intended to qualify for the exemptions under Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), provided for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Section 1.3      Code Section 409A Compliance. The Plan is intended to comply with the requirements of Code Section 409A and shall be interpreted and administered in a manner consistent with that intention. In order to transition to the requirements of Code Section 409A, the Plan Administrator may make available to Members certain transition relief provided under Notice 2006-79 and Notice 2007-86, as described in Appendix A to this Plan.

Section 1.4      Grandfathered Accounts. Effective December 31, 2004, the portions of each Member’s General Account and Matching Account as of December 31, 2004 that were earned and vested as of that date were segregated into separate accounts known as the Grandfathered General Account and Grandfathered Matching Account, respectively. The Grandfathered General Account and the Grandfathered Matching Account will be adjusted for any earnings or losses on amounts credited to such accounts. The Grandfathered General Accounts and the Grandfathered Matching Accounts shall be subject to the terms and conditions of the Superseded Plan, and such accounts shall not be subject to the terms and conditions of this amended and restated Plan.

ARTICLE II.  DEFINITIONS AND CONSTRUCTION

Section 2.1      Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

(a)       “Account(s)” means a Member’s General Account, Matching Account and/or Company Account, as applicable, including the amounts credited thereto, but does not include a Member’s Grandfathered General Account or Grandfathered Matching Account. The Plan Administrator will maintain separate subaccounts within a Member’s Accounts if separate identification of amounts credited to the Accounts is warranted.

(b)       “Affiliate” means each trade or business (whether or not incorporated) which together with Pioneer would be deemed to be a “single employer” with Pioneer under Code Section 414(b) (controlled group of corporations) or Code Section 414(c) (group of trades or businesses under common control), as applicable, but in applying such Code Sections, an ownership threshold of 50% shall be used as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (i) Code Section 1563 and the regulations thereunder for determining a controlled group of corporations under Code Section 414(b), and (ii) Treasury Regulation § 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

(c)       “Basic Compensation” means the sum of (i) the base salary payable by a Company to a Member for personal services rendered to a Company but excluding any amount payable pursuant to a Company’s salary continuation program, (ii) any contributions made by a Company on behalf of the Member to a qualified cash or deferred arrangement (within the meaning of Section 401(k) of the Code) maintained by the Company, (iii) any compensation reduction amounts elected by the Member for the purchase of benefits pursuant to a cafeteria plan (within the meaning of Section 125(d) of the Code) maintained by a Company, and (iv) any elective amounts that are not includible in the gross income of the Member by reason of Section 132(f)(4) of the Code.

(d)       “Beneficiary” means the beneficiary or beneficiaries designated by a Member to receive payment of the Member’s benefit in the event of the Member’s death. Each Beneficiary designation shall be made by executing a Beneficiary designation form prescribed by the Plan Administrator and filing same with the Plan Administrator. Any such designation may be changed at any time by the execution and filing of a new Beneficiary designation. If no Beneficiary designation is made and on file with the Plan Administrator at the time of a Member’s death or a designation is not effective for any reason as determined by the Plan Administrator, then the designated Beneficiary or Beneficiaries to receive the Member’s benefits shall be as follows: (i) if a Member leaves a surviving spouse, his or her benefits shall be paid to such surviving spouse; or (ii) if a Member leaves no surviving spouse, his or her benefits shall be paid to such Member’s estate or to his or her heirs at law if there is no administration of such Member’s estate.

(e)       “Bonus Compensation” means the sum of (i) any compensation earned by a Member under a Company’s annual cash bonus and cash incentive plans, (ii) any contributions made by a Company on behalf of the Member to a qualified cash or deferred arrangement (within the meaning of Section 401(k) of the Code) maintained by the Company, (iii) any compensation reduction amounts elected by the Member for the purchase of benefits pursuant to a cafeteria plan (within the meaning of Section 125(d) of the Code) maintained by a Company, and (iv) any elective amounts that are not includible in the gross income of the Member by reason of Section 132(f)(4) of the Code.

(f)        “Change in Control” shall have the meaning given that term in the Pioneer Natural Resources Company Long-Term Incentive Plan (the “LTIP”) as in effect on December 31, 2008; provided, however, that any modification to the definition of “change in control” in the LTIP adopted after December 31, 2008 shall apply for purposes of this Plan, except that any modification to such definition adopted on or after, or within 180 days prior to, a Change in Control shall not apply in determining the definition of such term under this Plan unless such amendment is favorable to the Member.

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)       “Code Section 409A” means Section 409A of the Code and all applicable regulations and other guidance issued under or related to Section 409A of the Code.

(i)        “Company” means Pioneer, Pioneer Natural Resources USA, Inc. and any other Affiliate of Pioneer which adopts the Plan pursuant to the provisions of Article X.

(j)        “Company Account” means a bookkeeping account established for each Member to which is credited the Company Credits and which is adjusted for such account’s allocation of net income (or net loss) as provided in Section 5.4.

(k)       “Company Credit” means a Company credit made by the Company on a Member’s behalf pursuant to Section 4.3(b).

(l)        “Company Credit Agreement”means an agreement between the Company and an Eligible Employee, in the form and subject to the conditions prescribed by the Plan Administrator, pursuant to which an Eligible Employee is granted a Company Credit, and which specifies, among other things, that (i) the Eligible Employee agrees to participate in this Plan in accordance with its provisions and (ii) the Plan is incorporatedby reference and the Company Credit Agreement shall be subject to the Plan in all respects.

(m)	“Directors” means the Board of Directors of Pioneer.
(n)	“Effective Date” means January 1, 2009.

(o)       “Eligible Employee” means any individual employed by a Company who is (i) an officer of the Company or (ii) a member of a select group of management or highly compensated employees (A) designated by the Plan Administrator from time to time as being eligible to participate in the Plan and (B) whose annual rate of Basic Compensation is $175,000 or above and whose designated grade level is at least grade 23 in the Company’s general salary grade structure or an equivalent grade in the specialized grade structure, as determined by the Plan Administrator; provided, however, that the Basic Compensation and grade level requirements provided in clause (ii)(B) of this subsection shall not apply to Members in the Plan as of December 31, 2008. An Eligible Employee shall remain an Eligible Employee notwithstanding any reduction in his or her annual rate of Basic Compensation below the applicable minimum under clause (ii)(B) of this subsection; provided, however, that the Plan Administrator in its discretion may withdraw an individual’s designation as an Eligible Employee under clause (ii) at any time and for any reason effective with respect to any subsequent Plan Year.

(p)       “General Account” means a bookkeeping account established for each Member to which is credited his or her Member Deferrals and Make-Up Deferrals and which is adjusted for such account’s allocation of net income (or loss) as provided in Section 5.4.

(q)	“Grandfathered General Account” has the meaning set out in Section 1.4.

(r)        “Grandfathered Matching Account” has the meaning set out in Section 1.4.

(s)       “Hypothetical Investments” means the investment funds and other securities designated from time to time by the Plan Administrator for the deemed investment of Accounts pursuant to Section 5.3.

(t)        “Make-Up Deferrals” means deferrals of Basic Compensation made by a Service Member pursuant to Section 4.1(d).

(u)       “Make-Up Matching Credits” means matching credits made by the Company on a Service Member’s behalf pursuant to Section 4.3(a)(ii).

(v)       “Matching Account” means a bookkeeping account established for each Member to which is credited his or her Matching Credits and Make-Up Matching Credits and which is adjusted for such account’s allocation of net income (or net loss) as provided in Section 5.4.

                                (w) Matching Credits” means matching credits made by the Company on a Member’s behalf pursuant to Section 4.3(a)(i).

(x)       “Member” means an Eligible Employee who has met the eligibility requirements for participation in the Plan and who has become a Member pursuant to Article III.

(y)       “Member Deferral Election” means an election by a Member authorizing the Company to reduce the Member’s Basic Compensation and/or Bonus Compensation in the elected amount as a Member Deferral or Make-Up Deferral and credit the amount of such deferral to the Member’s General Account.

(z)       “Member Deferrals” means deferrals of Basic Compensation and/or Bonus Compensation made by a Member pursuant to a Member Deferral Election.

(aa)     “Payment Election” means an election as to time of payment and form of payment for the vested amounts credited to a Member’s Accounts.

(bb)     “Performance-Based Compensation” means Bonus Compensation, the amount of which, or the entitlement to which, is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Plan Administrator in accordance with Treasury Regulation § 1.409A-1(e).  Performance criteria are considered preestablished if established in writing no later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established.

(cc)     “Pioneer” means Pioneer Natural Resources Company, a Delaware corporation, and its successors.

(dd)	“Pioneer Qualified Plan” has the meaning set out in Section 4.2(e)(ii).

(ee)     “Plan Administrator” means the Compensation Committee of the Directors, which may act through its delegate, or such other committee as may be appointed by the Directors to administer the Plan.

(ff)	“Plan Year” means the calendar year.

(gg)     “Plan” means this Pioneer Natural Resources Company Executive Deferred Compensation Plan, as amended from time to time.

(hh)     “Separation from Service” means a termination of services provided by a Member to the Company and its Affiliates, whether voluntary or involuntary, as determined by the Plan Administrator in accordance with the Company’s policies and Code Section 409A.

(ii)	“Service Member” has the meaning set out in Section 4.1(d).

                (jj) “Specified Employee” means a Member who is a “specified employee” within the meaning of Treasury Regulation § 1.409A-1(i) as of the date of such Member’s Separation from Service with the Company, as determined by the Plan Administrator in accordance with the Company’s policies and Code Section 409A.

(kk)	“Superseded Plan” means the plan as in effect on December 31, 2004.

(ll)       “Trust Agreement” means the agreement entered into between Pioneer and the Trustee pursuant to Section 9.2.

(mm)   “Trust Fund” means the funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

(nn)	“Trust” means the trust established under the Trust Agreement.

(oo)     “Trustee” means the trustee or trustees appointed by the Compensation Committee of the Directors who are qualified and acting under the Trust Agreement at any time.

(pp)     “Unforeseeable Emergency” means a severe financial hardship to the Member resulting from (i) an illness or accident of the Member, the Member’s spouse, the Member’s Beneficiary or the Member’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (ii) a loss of the Member’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member, all as determined by the Plan Administrator based on the relevant facts and circumstances.

(qq)     “USERRA” means the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

(rr)	“Valuation Date” means each business day.

Section 2.2      Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

Section 2.3      Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE III.  ELIGIBILITY AND PARTICIPATION

Section 3.1	Eligibility and Participation.

                (a)     Participation in the Plan is limited to Eligible Employees. The Plan Administrator will notify each Eligible Employee of his or her eligibility to become a Member within a reasonable period of time prior to the date by which the Member Deferral Election is due to be filed. An Eligible Employee may become a Member by making a Member Deferral Election in accordance with Article IV. An Eligible Employee also may become a Member in the absence of a Member Deferral Election if a Company Credit under Section 4.3(b) is made to his or her Company Account.

(b)       A Member will cease to be an Eligible Employee as of the end of any Plan Year designated by the Plan Administrator. Any such Plan Administrator action will be communicated to the affected Member prior to the effective date of such action. Any such Member may again become an Eligible Employee in any subsequent Plan Year selected by the Plan Administrator in its sole discretion.

ARTICLE IV.  MEMBER ELECTIONS, MATCHING CREDITS,

AND COMPANY CREDITS

Section 4.1	Member Deferral Election.

(a)       An Eligible Employee may make a Member Deferral Election, at the time and in the manner set out in Section 4.2, to:

(i)        defer a percentage or dollar amount of his or her Basic Compensation to be earned in the following Plan Year; and/or

(ii)       defer a percentage or dollar amount of his or her Bonus Compensation that is to begin to be earned in the following Plan Year (or in the current Plan Year in the case of a Member Deferral Election with respect to Performance-Based Compensation under Section 4.2(b)).

For purposes of this Plan, any amount of Basic Compensation that is payable after the end of a Plan Year solely for services performed during the final payroll period (described in Code Section 3401(b)) containing the last day of the Plan Year, where the amount is payable pursuant to the timing arrangement under which a Company normally compensates the Member for services performed during a payroll period (described in Code Section 3401(b)), shall be treated as Basic Compensation for services performed in the subsequent Plan Year in which the Basic Compensation is actually payable.

(b)       The amount of Member Deferrals from Basic Compensation and/or Bonus Compensation shall be determined before contributions are made to a Pioneer Qualified Plan. Except as provided in Section 4.2(c), the maximum Member Deferral under subsection (a)(i) shall be 25% of the Member’s Basic Compensation for the Plan Year and under (a)(ii) shall be 100% of the Member’s Bonus Compensation for the Plan Year.

(c)       For each Plan Year, the Basic Compensation portion of the Member Deferrals shall be withheld from each regularly scheduled Basic Compensation payroll in equal amounts, as adjusted from time to time for increases and decreases in Basic Compensation. The Bonus Compensation portion of the Member Deferrals shall be withheld at the same time the Bonus Compensation otherwise would be paid to the

Member, whether or not this occurs during the Plan Year itself. Member Deferrals made by a Member will be credited to his or her General Account in accordance with Section 5.1.

(d)       If a Member experiences periods of absence from his or her employment with the Company necessitated by reason of service in the uniformed services within the meaning of USERRA (a “Service Member”) and the Service Member returns to active employment with the Company while he or she has rights to reemployment under USERRA, then after his or her return to employment with the Company such Service Member will be permitted to make a Member Deferral Election in accordance with Section 4.2(c) to have a make-up deferral made to the Plan from his or her Basic Compensation in an amount up to (i) the amount the Service Member would have been permitted to defer under Section 4.1(a)(i) of the Plan during the Service Member’s periods of absence for uniformed service minus (ii) any Member Deferrals made to the Plan on behalf of the Service Member under Section 4.1(a)(i) during such periods of absence (the “Make-Up Deferral”). The Make-Up Deferral shall be in addition to the deferral permitted under Section 4.1(a) for the Plan Year(s) during which the Make-Up Deferral election is effective. The Service Member shall be eligible to have such Make-Up Deferrals made to the Plan for a period of time equal to the lesser of (i) 3 multiplied by his or her immediate past period of uniformed service or (ii) 5 years.

Section 4.2	Manner and Timing of Member Deferral Elections.

(a)       In General. Member Deferral Elections shall be in writing, signed by the Eligible Employee, on a form prescribed by the Plan Administrator, pursuant to which the Eligible Employee authorizes the Company to reduce his or her Basic Compensation and/or Bonus Compensation in the elected amount and the Company, in consideration thereof, agrees to credit an equal amount to his or her General Account maintained pursuant to the Plan. Except as provided in subsections (b), (c) and (d) of this Section, the Member Deferral Election must be completed, signed and filed with the Plan Administrator during an election period established by the Plan Administrator that ends no later than December 31st of the Plan Year preceding the Plan Year during which the Eligible Employee will begin to perform services giving rise to the Basic Compensation and/or Bonus Compensation subject to the Member Deferral Election. A Member Deferral Election under this subsection will become irrevocable and effective on the last day of the election period established by the Plan Administrator. A Member shall make a Payment Election in accordance with Section 6.1 with respect to each Member Deferral Election made under the Plan.

(b)       Performance-Based Compensation. In the event that the Plan Administrator determines that a Member Deferral Election may be made with respect to Bonus Compensation that is Performance-Based Compensation, an Eligible Employee may make a Member Deferral Election in a manner similar to that provided in subsection (a) of this Section with respect to such Bonus Compensation. Such a Member Deferral Election must be completed, signed and returned to the Plan Administrator during an election period established by the Plan Administrator that ends at least six months prior to the end of any such Plan Year (or such earlier date as the Plan Administrator may prescribe), provided that the Eligible Employee performs services continuously from the later of (i) the beginning of the Plan Year or (ii) the date the performance criteria are established, through the date the Member Deferral Election is made, and in no event may a Member Deferral Election be made after the Bonus Compensation has become readily ascertainable as determined in accordance with Treasury Regulation § 1.409A-2(a)(8). A Member Deferral Election under this subsection will become irrevocable and effective on the last day of the election period established by the Plan Administrator.

(c)       USERRA. Subject to the requirements of Code Section 409A, the Plan Administrator may allow an Eligible Employee to make a Member Deferral Election to have Member Deferrals and/or Make-Up Deferrals made to the Plan to the extent an initial deferral election is provided to satisfy the requirements of USERRA. A Member Deferral Election under this subsection will become irrevocable and effective on the day it is filed with the Plan Administrator.

(d)       Continued Effectiveness of Member Deferral Election. A Member Deferral Election shall remain in force and effect for the entire Plan Year to which such election relates. A Member Deferral Election will remain in force and effect for each subsequent Plan Year for which the Member satisfies the eligibility requirements set forth in Article III, unless and until such election is changed, revoked or cancelled in accordance with Section 4.2(e).

(e)       Changes to and Revocation and Cancellation of Member Deferral Elections.

(i)        A Member may change or revoke his or her Member Deferral Election for a Plan Year only during the applicable election period and before the Member Deferral Election becomes irrevocable as provided in subsections (a) through (d) of this Section, as applicable. A Member who revokes his or her Member Deferral Election as permitted by this subsection may again make a new Member Deferral Election for a subsequent Plan Year in accordance with this Section. A Member may change his or her Member Deferral Election for a subsequent Plan Year by making a new Member Deferral Election in accordance with this Section.

(ii)       If a Member receives a payment in connection with an Unforeseeable Emergency under Section 6.5 of the Plan or if a Member takes a hardship withdrawal from the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan or any other qualified cash or deferred arrangement (within the meaning of Section 401(k) of the Code) maintained by a Company or an Affiliate (a “Pioneer Qualified Plan”), at a time at which the Pioneer Qualified Plan requires the suspension of all elective contributions and deferrals under all plans maintained by the Company and its Affiliates upon the receipt of such a hardship withdrawal, the Member Deferral Election of such Member then in effect, if any, shall be cancelled at the time the Member receives such Unforeseeable Emergency payment or hardship withdrawal. A Member whose Member Deferral

Election has been so cancelled may again make a new Member Deferral Election for a subsequent Plan Year that is at least six months after the effective date of such cancellation, provided that he or she satisfies the eligibility requirements set out in Article III and files a new Member Deferral Election with the Plan Administrator in accordance with Section 4.2.

(iii)      A Member Deferral Election may be cancelled by the Plan Administrator due to a Member’s medically determinable physical or mental impairment resulting in his or her inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months, provided that such Member Deferral Election must be terminated by the later of the end of the calendar year or the 15th day of the third month following the date the Member incurs such an impairment.

Section 4.3	Matching Credits and Company Credits.
(a)	Matching Credits.

(i)        Matching Credit. For each payroll period, the Company shall defer on a Member’s behalf an amount which equals 100% of the Member Deferrals elected by such Member during such payroll period. Notwithstanding the preceding sentence, except as provided in Section 4.3(a)(ii), in no event shall the Matching Credit on a Member’s behalf for a Plan Year exceed 8% of the Member’s Basic Compensation for the Plan Year in which the Member Deferral is earned for Members who are not officers of the Company and 10% of the Member’s Basic Compensation for the Plan Year in which the Member Deferral is earned for officers of the Company. Matching Credits made on a Member’s behalf shall be credited to his or her Matching Account in accordance with Section 5.1.

(ii)       Make-Up Matching Credit. The Company shall defer on a Service Member’s behalf as a make-up matching credit (the “Make-Up Matching Credit”) an amount which equals 100% of the Service Member’s Make-Up Deferrals made pursuant to Section 4.2(c) during a payroll period; provided, however, that in no event shall the Service Member’s Make-Up Matching Credits exceed (i) 8% (10% for officers of the Company) of the Service Member’s Basic Compensation during his or her periods of absence for uniformed service minus (ii) any Matching Credits made to the Plan on behalf of the Service Member under Section 4.3(a)(i) during the Service Member’s periods of absence for uniformed service. Make-Up Matching Credits made on a Service Member’s behalf shall be credited to his or her Matching Account in accordance with Section 5.1.

(b)       Company Credits. From time to time while the Plan is in effect, the Compensation Committee of the Directors may in its absolute discretion select from among the Eligible Employees such one or more of them as in the opinion of the

Compensation Committee of the Directors should receive a Company Credit from the Company. The Compensation Committee of the Directors will also, in its absolute discretion, determine the amount of the Company Credit for each Eligible Employee so selected. Each Company Credit made under the Plan shall be evidenced by, and subject to, a Company Credit Agreement setting forth the terms and conditions of the Company Credit.   Company Credits made on a Member’s behalf shall be credited to his or her Company Account in accordance with Section 5.1.

ARTICLE V.  MEMBER ACCOUNTS, VESTING, DEEMED INVESTMENT OF ACCOUNTS

Section 5.1      Credits to Member Accounts. Member Deferrals and Make-Up Deferrals made by a Member shall be credited to such Member’s General Account as of the date determined in accordance with procedures established from time to time by the Plan Administrator; provided, however, that such Member Deferrals and Make-Up Deferrals shall be credited to the Member’s General Account no later than 30 days after the date on which the Basic Compensation and/or Bonus Compensation deferred would have been received by such Member in cash if he or she had not elected to defer such amount. Matching Credits and Make-Up Matching Credits made on a Member’s behalf shall be credited to the Member’s Matching Account in accordance with the procedures established from time to time by the Plan Administrator. Company Credits made on a Member’s behalf shall be credited to the Member’s Company Account as of the date specified in the Company Credit Agreement. A separate General Account and Matching Account (or separate subaccounts within such Accounts) shall be established for each Member for each Plan Year to account for the Member’s varying Payment Elections pursuant to Section 6.1.

Section 5.2      Vested Interest. A Member shall have a 100% vested interest in his or her General Account and Matching Account at all times, subject only to the Member’s status as a general unsecured creditor of the Company in the event of the insolvency of the Company. A Member’s vested interest in his or her Company Account, if any, shall vest in accordance with a vesting schedule established by the Plan Administrator, in its sole and absolute discretion, and as described in the applicable Company Credit Agreement. The vesting schedules established by the Plan Administrator for each Company Credit may differ among Members.

Section 5.3      Election of Deemed Investments. Each Member shall designate, in accordance with the procedures established from time to time by the Plan Administrator, the manner in which the amounts allocated to his or her Accounts shall be deemed to be invested from among the Hypothetical Investments made available from time to time for such purpose by the Plan Administrator. Such Member may designate one of such Hypothetical Investments for the deemed investment of all the amounts allocated to his or her Accounts or the Member may split the deemed investment of the amounts allocated to his or her Accounts between such Hypothetical Investments in such increments as the Plan Administrator may prescribe. If a Member fails to make a proper designation, then amounts allocated to his or her Accounts shall be deemed to be invested in the Hypothetical Investment or Investments designated by the Plan Administrator from time to time in a uniform and nondiscriminatory manner.

                Section 5.4     Allocation of Net Income or Loss and Changes in Value Among Accounts.

(a)       As of each Valuation Date, the Plan Administrator shall determine the net income (or net loss) of each Hypothetical Investment for the period elapsed since the next preceding Valuation Date. The net income (or net loss) of each Hypothetical Investment since the next preceding Valuation Date shall be ascertained by the Plan Administrator in such manner as it deems appropriate, which may include expenses of administering the Hypothetical Investment, the Trust and the Plan.

(b)       For purposes of allocations of net income (or net loss), each Member’s Accounts shall be divided into subaccounts to reflect such Member’s deemed investment in a particular Hypothetical Investment pursuant to Section 5.3. As of each Valuation Date, the net income (or net loss) of each Hypothetical Investment, separately and respectively, shall be allocated among the corresponding subaccounts of the Members who had such corresponding subaccounts invested in such Hypothetical Investments since the next preceding Valuation Date.

(c)       So long as there is an amount credited to any Account, such Account shall continue to receive allocations of net income (or net loss) pursuant to this Section.

Section 5.5      Change in Investment Election. A Member may change his or her deemed investment designation for future amounts to be allocated to his or her Accounts. Any such change shall be made in accordance with the procedures established by the Plan Administrator, and the frequency of such changes may be limited by the Plan Administrator.

Section 5.6      Conversion of Deemed Investments. A Member may elect to convert his or her deemed investment designation with respect to the amounts already allocated to his or her Accounts. Any such conversion shall be made in accordance with the procedures established by the Plan Administrator, and the frequency of such conversions may be limited by the Plan Administrator.

ARTICLE VI.  PAYMENT ELECTIONS AND PAYMENT OF BENEFITS

Section 6.1      Payment Elections. A Member shall make a Payment Election with respect to each Member Deferral Election made under the Plan. The Payment Election shall be made at the same time and in the same manner as the Member Deferral Election as provided in Section 4.2 and shall apply to the amounts credited to a Member’s Accounts that are attributable to the related Member Deferral Election (Member Deferrals, Make-Up Deferrals and related Matching Credits and Make-Up Matching Credits, as adjusted for the allocation of net income (or net loss) in accordance with Section 5.4), as determined in accordance with this Section. Any such Payment Election shall be irrevocable, except as provided in Section 6.1(c) below. If a Member Deferral Election remains in force for a subsequent Plan Year as provided in Section 4.2(d), the Payment Election with respect to that Member Deferral Election also will remain in force. If a Member fails to make a Payment Election with respect to a Member Deferral Election and a former Member Deferral Election does not remain in force, amounts credited to the Member’s Accounts that are attributable to Member Deferral Election shall be made in a lump sum cash payment on the date of the Member’s Separation from Service. A Member is not allowed to make a Payment Election with respect to amounts credited to his or her Company Account under Section 4.3(b). The time and form of payment for vested amounts credited to such Account will be specified in the Company Credit Agreement, or, if not so specified, payment of such Account shall be made in a lump sum cash payment on the date of the Member’s Separation from Service. Payment Elections made by Members prior to January 1, 2009, shall continue to apply; provided, however, that if a Member has elected installment payments, any provision of a Payment Election requiring a lump sum payment of an Account or subaccount that has a balance of less than $10,000 shall not apply. Member’s Payment Election shall specify a time of payment and a form of payment in accordance with Section 6.1(a) and (b) below.

(a)       Time of Payment. A Member may elect one of the following payment dates in a Payment Election: (A) the date of the Member’s Separation from Service or (B) the first day of the Plan Year next following the date of the Member’s Separation from Service; provided, however, that with respect to an election to change the time and/or form of payment under Section 6.1(c), a Member may elect a payment date that is five years after the date such payment otherwise would have been paid in accordance with the Payment Election previously made by the Member under clause (A) or (B) of this subsection (a).

(b)       Form of Payment. A Member may elect one of the following forms of payment dates in a Payment Election:

(i)	a lump sum cash payment; or

(ii)       annual installment payments for a term certain of either 5 or 10 years payable to the Member or, in the event of such Member’s death prior to the end of such term certain, to his or her designated Beneficiary, with each annual installment equal to the amount payable from the Member’s Account(s) to which the Payment Election applies multiplied by a fraction the numerator of which is one and the denominator of which is the number of payments remaining. The amount of the first annual installment shall be calculated as of the close of business on the payment date,and the amount of each subsequent annual installment shall be calculated on each anniversary of such payment date. For purposes of the Plan, the right to receive a benefit payment in annual installments shall be treated as the entitlement to a single payment.

(c)       Changes to Payment Elections. After making a Payment Election in accordance with this Section, if permitted by the Plan Administrator, a Member may make a subsequent election to delay the time of payment and/or change the form of payment only if:

(i)        the election will not take effect until at least 12 months after the date on which the election is made;

                (ii)     for any payment not made on account of death, the payment is deferred for a period of five years from the date the payment would otherwise have been paid (or in the case of installment payments, five years from the date the first amount was scheduled to be paid); and

(iii)      any election related to a payment to be made at a specified time or pursuant to a fixed schedule must be made not less than 12 months before the date the payment is scheduled to be paid.

(d)       Timeliness of Payment. A payment shall be deemed to be made on the payment date provided in this Section and in Sections 6.2, 6.3, 6.4 and 6.5 if such payment is made not more than 60 days after the payment date; provided, however, that the Member to whom the payment is made shall not be permitted, directly or indirectly, to designate the taxable year of such payment.

(e)       Company-Required Cash Outs. Notwithstanding the preceding provisions of this Section, if the total amount credited to a Members Accounts under this Plan and any other plans required to be aggregated with this Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation § 1.409A-1(c)(2), is less than the applicable dollar amount under Code Section 402(g)(1)(B), the Plan Administrator may require payment of the Member’s entire Accounts in the form of a single lump sum cash payment. Any payment made pursuant to this provision must result in the termination and liquidation of the entirety of the Member’s interest under the Plan and any other plans required to be aggregated with this Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulations § 1.409A-1(c)(2). Any determination by the Plan Administrator to require a distribution pursuant to this paragraph must be evidenced in writing no later than the date of any payment hereunder.

Section 6.2      Payment in the Event of Separation from Service. Subject to Section 6.7 below, upon a Member’s Separation from Service for any reason other than death, the balance of the Member’s Accounts shall be paid to the Member at the time and in the form elected pursuant to Section 6.1.

Section 6.3      Payment in the Event of Death. If a Member dies prior to the complete payment of his or her Accounts, the balance of the Accounts shall be paid in a single lump sum cash payment in the first calendar quarter following the calendar quarter in which the Member died to the Member’s designated Beneficiary or Beneficiaries.

Section 6.4      Payment in the Event of a Change in Control. Notwithstanding any provision of this Plan or a Payment Election to the contrary, upon a Change in Control, the entire amount (or remaining amount) of Member’s Accounts shall be paid to the Members (or their Beneficiaries in the event of death after a Change in Control but before payment is made) in a lump sum cash payment on the date of the Change in Control. Notwithstanding the foregoing, no Member’s Accounts shall be paid pursuant to the Plan as a result of a Change in Control unless the event constituting such Change in Control also constitutes a “change in the ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A; provided, however, that to the extent permitted under Code Section 409A, the time of payment of a Member’s Accounts shall be made under the Plan upon the occurrence of a Change in Control, as determined by the Plan Administrator in its discretion, to the extent necessary to pay income, withholding, employment or other taxes imposed on such Member’s Accounts. To the extent that any Member’s Accounts are not otherwise payable upon a Change in Control as a result of the limitations described in the preceding sentence, it shall become payable upon the occurrence of an event that qualifies as a permissible time of distribution in respect of the Member’s Accounts under Code Section 409A and the Plan.

Section 6.5	Payment in the Event of an Unforeseeable Emergency.

(a)       In the event that the Plan Administrator, upon written request of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Emergency, such Member shall be entitled to a payment from his or her Account(s) in an amount not to exceed the lesser of (a) the amount determined by the Plan Administrator as reasonably necessary to satisfy such Member’s need created by the Unforeseeable Emergency, which may include amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution), or (b) the then value of the amount payable from the Member’s Accounts. The circumstances that will constitute an Unforeseeable Financial Emergency will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Member’s assets, to the extent liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of Member Deferrals and/or Make-Up Deferrals under the Plan. No payment shall be made to a Member pursuant to this Section unless the Member requests such a payment in such manner as the Plan Administrator may prescribe and provides to the Plan Administrator such information and documentation with respect to his or her Unforeseeable Emergency as may be requested by the Plan Administrator.

(b)       If the Plan Administrator, in its sole discretion, approves a Member’s request for a payment from the Plan on account of an Unforeseeable Emergency, the payment date for such payment shall be the date on which the Plan Administrator approval occurs and payment shall be made to the Member in a lump sum, cash payment.

(c)       Any such withdrawal shall be made pro rata from a Member’s Accounts and if such Accounts are deemed to be invested in more than one Hypothetical Investment, such withdrawal shall be deemed to be paid pro rata from the Hypothetical Investments designated by the Member in which such Accounts are deemed to be invested.

               (d)     If a Member receives a payment on account of an Unforeseeable Emergency, his or her Member Deferral Election will be cancelled in accordance with Section 4.2(e)(ii).

Section 6.6	Amount and Source of Benefit Payments.

(a)       The amount payable to a Member on his or her payment date is the vested amount credited to the Member’s Account(s) as of the Valuation Date next preceding the actual date of payment plus any Member Deferrals, Make-Up Deferrals, Matching Credits, Make-Up Matching Credits and Company Credits credited to such Account(s) and less any payments made from such Account(s) since such Valuation Date. The amount of each payment made with respect to a Member’s Account(s) shall be deducted from the amount credited to such Account(s) at the time of payment.

(b)       To the extent the Trust Fund has sufficient assets, the Trustee shall pay Plan benefits to Members or their Beneficiaries except to the extent the Company pays the benefits directly and provides adequate evidence of such payment to the Trustee. To the extent the Trustee does not or cannot pay Plan benefits out of the Trust Fund, the benefits shall be paid by the Company. Any benefit payments made to a Member or for his or her benefit pursuant to any provision of the Plan shall be debited to such Member’s Accounts. All benefit payments shall be made in cash to the fullest extent practicable. To the extent that the Company (rather than the Trustee) pays benefits to Members or their Beneficiaries, then the Trustee shall reimburse the Company for such payments, provided the Trust Fund has sufficient assets.

Section 6.7      Required Six-Month Delay for Specified Employees. Notwithstanding any provision of this Plan or a Payment Election to the contrary, in the case of any Member who is a Specified Employee as of the date of the Member’s Separation from Service, payment of amounts payable from the Members Accounts on account of the Member’s Separation from Service shall not be made before the first business day of the seventh month following the date of such Member’s Separation from Service (or, if earlier than the end of the six-month delay period, the date of death of the Member). If payments otherwise would have been made to the Member during such six-month delay period, such payments shall be accumulated and adjusted for net income (or loss) during such period and paid on the first business day of the seventh month following the date of such Member’s Separation from Service.

Section 6.8      Accelerated Payment Under Certain Circumstances. Notwithstanding any provision of this Plan or a Payment Election (or other election) to the contrary, the Plan Administrator, in its discretion, may accelerate payment of Plan benefits to a Member in accordance with the provisions of Treasury Regulation § 1.409A-3(j)(4)(ii) through (xiv).

Section 6.9      Delay of Payments Under Certain Circumstances. Notwithstanding any provision of this Plan or a Payment Election (or other election) to the contrary, payment of Plan benefits to a Member may be delayed by the Plan Administrator under the circumstances described in Treasury Regulation § 1.409A-2(b)(7), provided that the Plan Administrator treats all payments to similarly situated Members on a reasonably consistent basis.

                 Section 6.10        Unclaimed Benefits. In the case of a benefit payable on behalf of a Member, if the Plan Administrator is unable to locate the Member or Beneficiary to whom such benefit is payable upon the Plan Administrator’s determination thereof, such benefit shall be forfeited to the Company. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be restored to the Plan by the Company.

ARTICLE VII.  ADMINISTRATION OF THE PLAN

Section 7.1      Appointment of Plan Administrator. The general administration of the Plan shall be vested in the Plan Administrator.

Section 7.2      Records and Procedures. The Plan Administrator shall keep appropriate records of its proceedings and the administration of the Plan and shall make available for examination during business hours to any Member or Beneficiary such records as pertain to that individual’s interest in the Plan. The Plan Administrator shall designate the person or persons who shall be authorized to sign for the Plan Administrator and, upon such designation, the signature of such person or persons shall bind the Plan Administrator.

Section 7.3      Self-Interest of Plan Administrator. No delegate of the Plan Administrator shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his or her individual right to claim any benefit under the Plan is particularly involved. In any case in which a delegate of the Plan Administrator is so disqualified to act, the Directors shall decide the matter in which he or she is disqualified.

Section 7.4      Compensation and Bonding. The Plan Administrator shall not receive compensation with respect to its services as Plan Administrator. To the extent required by applicable law, or required by the Company, the Plan Administrator shall furnish bond or security for the performance of its duties hereunder.

Section 7.5      Plan Administrator Powers and Duties. The Plan Administrator shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority, and duty:

(a)       to make rules, regulations and bylaws for the administration of the Plan which are not inconsistent with the terms and provisions hereof, provided such rules, regulations and bylaws are evidenced in writing and copies thereof are delivered to the Trustee and to the Company;

(b)       to construe all terms, provisions, conditions and limitations of the Plan;

(c)       to correct any defect or supply any omission or reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem expedient to carry the Plan into effect for the greatest benefit of all interested parties;

(d)       to employ and compensate such accountants, attorneys, investment advisors and other agents and employees as the Plan Administrator may deem necessary or advisable in the proper and efficient administration of the Plan;

(e)	to determine all questions relating to eligibility;

(f)        to determine the amount, manner and time of payment of any Plan benefit and to prescribe procedures to be followed by distributees in obtaining benefits;

(g)       to make a determination as to the right of any person to a benefit under the Plan; and

(h)       to receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements.

Section 7.6      Company to Supply Information. The Company shall supply full and timely information to the Plan Administrator relating to the Member’s retirement, death or other termination of employment and such other pertinent facts as the Plan Administrator may require. The Company shall advise the Trustee of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee’s duties under the Plan. When making a determination in connection with the Plan, the Plan Administrator shall be entitled to rely upon the aforesaid information furnished by the Company.

Section 7.7      Claims Review. In any case in which a claim for Plan benefits of a Member or Beneficiary is denied or modified, the Plan Administrator shall furnish written notice to the claimant within ninety days (or within 180 days if additional information requested by the Plan Administrator necessitates an extension of the ninety-day period), which notice shall:

(a)	state the specific reason or reasons for the denial or modification;

(b)       provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(c)       provide a description of any additional material or information necessary for the Member, his or her Beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

(d)	explain the Plan’s claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Member, his or her Beneficiary, or a representative of such Member or Beneficiary desires to have such denial or modification reviewed, he or she must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Plan Administrator of its initial decision.

In connection with such request, the Member, his or her Beneficiary, or the representative of such Member or Beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty days following such request for review the Plan Administrator shall, after providing a full and fair review, render its final decision in writing to the Member, his or her Beneficiary or the representative of such Member or Beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty-day period, the Plan Administrator’s decision shall be rendered as soon as possible but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Member, Beneficiary, or the representative of such Member or Beneficiary prior to the commencement of the extension period.

Section 7.8      Indemnity. To the extent permitted by applicable law the Company shall indemnify and save harmless the Compensation Committee of the Directors, the Plan Administrator and any individual acting as Plan Administrator (or as its delegate) against any and all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.

ARTICLE VIII.  ADMINISTRATION OF TRUST FUND

Section 8.1      Payment of Expenses. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Plan Administrator, may be paid by the Company and, if not paid by the Company, shall be paid by the Trustee from the Trust Fund.

Section 8.2      Trust Fund Property. All income, profits, recoveries, contributions, and any and all moneys, securities and properties of any kind at any time received or held by the Trustee shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Plan Administrator shall maintain one or more Accounts in the name of each Member, but the maintenance of an Account designated as the Account of a Member shall not mean that such Member shall have a greater or lesser interest than that due him or her by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Member shall have any title to any specific asset in the Trust Fund.

ARTICLE IX.  INTENT OF PLAN; NATURE OF TRUST

Section 9.1      Intent of Plan. The Company intends and desires by the adoption of the Plan to recognize the value to the Company of the past and present services of employees covered by the Plan and to encourage and assure their continued service with the Company by making more adequate provision for their future retirement security. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Company. Plan benefits herein provided are to be paid out of the Company’s general assets. Nevertheless, subject to the terms hereof and of the Trust Agreement, the Company may transfer money or other property to the Trustee and the Trustee shall pay Plan benefits to Members and their beneficiaries out of the Trust Fund. To the extent the Company transfers assets to the Trustee pursuant to the Trust Agreement, the Plan Administrator may, but need not, establish procedures for the Trustee to invest the Trust Fund in accordance with each Member’s designated deemed investments pursuant to Section 5.3 respecting the portion of the Trust Fund assets equal to such Member’s Account(s).

Section 9.2      Nature of Trust and Plan. In order to provide assets from which to fulfill its obligations to Members and their Beneficiaries under the Plan, Pioneer has established a Trust pursuant to a Trust Agreement with the Trustee, to which the Company may, in its discretion, contribute cash or other property to provide for the benefit payments under the Plan. The provisions of the Plan shall govern the rights of a Member to receive payment of Plan benefits pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Members and the creditors of the Company to the assets transferred to the Trust. Each Company shall at all times remain liable to carry out its obligations under the Plan.

ARTICLE X.  ADOPTING ENTITIES

It is contemplated that other corporations, associations, partnerships or proprietorships may adopt this Plan and thereby become a Company hereunder. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its officers without the need for approval of its board of directors or noncorporate counterpart or of the Directors; provided, however, that such entity must be an Affiliate. The provisions of the Plan shall apply separately and equally to each Company and its employees in the same manner as is expressly provided for Pioneer and its employees and benefit payments made under the Plan with respect to a Member’s Accounts shall be the obligation solely of the Company maintaining such Accounts. Any Company may, by appropriate action of its officers without the need for approval of its board of directors or noncorporate counterpart or the Directors, terminate its participation in the Plan. Moreover, the Directors may, in their discretion, terminate a Company’s Plan participation at any time.

ARTICLE XI.  MISCELLANEOUS

Section 11.1    Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his or her employment at any time.

Section 11.2    Alienation of Interest Forbidden. The interest of a Member or his or her Beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

Section 11.3    Withholding. All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law.

Section 11.4    Amendment and Termination. The Compensation Committee of the Directors may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Member with respect to amounts already allocated to his or her Accounts. The Compensation Committee of the Directors may terminate the Plan at any time. To the extent permitted by Treasury Regulation § 1.409A-3(j)(4)(ix), the Compensation Committee may provide that upon termination of the Plan, all Account balances of the Members shall be distributed, subject to and in accordance with any rules established by the Compensation Committee deemed necessary to comply with the applicable requirements and limitations of Treasury Regulation § 1.409A-3(j)(4)(ix).

Section 11.5    Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

Section 11.6    Loans. Loans shall not be permitted under the Plan and Members shall not be eligible to borrow from any Account hereunder.

Section 11.7    Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.

(Signature Page Follows)

IN WITNESS WHEREOF, this amended and restated Plan has been executed on this 20th day of November, 2008, to be effective as of the Effective Date.

PIONEER NATURAL RESOURCES COMPANY

By:

Name:

Title:

APPENDIX A

TO THE

PIONEER NATURAL RESOURCES COMPANY

EXECUTIVE DEFERRED COMPENSATION PLAN

(Amended and Restated Effective January 1, 2009)

LIMITED TRANSITION RELIEF FOR PAYMENT ELECTIONS MADE AVAILABLE IN ACCORDANCE WITH NOTICE 2006-79 AND NOTICE 2007-86

Opportunity to Make New (or Revise Existing) Payment Elections. Notwithstanding the required deadline for the submission of Payment Elections as provided in Article VI, the Plan Administrator may, to the extent permitted by Notice 2006-79 and Notice 2007-86, provide a limited period during which Members may make new Payment Elections, or revise existing Payment Elections, with respect to amounts subject to the terms of the Plan, by submitting an election form on or before the deadline established by the Plan Administrator, which in no event shall be later than December 31, 2008. Any Payment Election(s) made by a Member, and accepted by the Plan Administrator, in accordance with this Appendix A shall not be treated as a change in either the form or timing of a Member’s benefit payment for purposes of Code Section 409A or the Plan. If any Payment Election executed and submitted by a Member in accordance with this Appendix A during calendar year 2006 either (a) relates to an amount that would otherwise be paid to the Member in 2006, or (b) would cause an amount to be paid to the Member in 2006, such election shall not be effective. If any Payment Election executed and submitted by a Member in accordance with this Appendix A during calendar year 2007 either (a) relates to an amount that would otherwise be paid to the Member in 2007, or (b) would cause an amount to be paid to the Member in 2007, such election shall not be effective. If any Payment Election executed and submitted by a Member in accordance with this Appendix A during calendar year 2008 either (a) relates to an amount that would otherwise be paid to the Member in 2008, or (b) would cause an amount to be paid to the Member in 2008, such election shall not be effective.

A-1